Exhibit 10.1
FIRST AMENDMENT TO THE
INSPERITY, INC. INCENTIVE PLAN
(As Amended and Restated Effective May 22, 2023)

The First Amendment (the “Amendment”) to the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023 (the “Plan”), hereby amends the Plan as follows:

I.

Effective as of the Effective Date (as defined below), Section 6(a) of the Plan is amended, in its entirety, to be and to read as follows:

(a)    Subject to adjustment as provided in Section 13 hereof, the maximum aggregate number of shares of Common Stock which may be issued pursuant to all Awards is 7,468,610 shares (which includes 6,848,610 shares that were previously approved by the Company’s stockholders for awards under the Plan and the Prior 2017 Plan). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. All such shares may be issued with respect to ISOs.

II.

Effective only with respect to Awards granted on or after the Effective Date (as defined below), Section 7(i) of the Plan is amended, in its entirety, to be and to read as follows:

(i)    Minimum Vesting for Awards. All Awards (other than Cash Awards) shall be granted subject to a minimum vesting period of one (1) year from the Grant Date, provided that:

(i)    The Committee may provide for earlier vesting for an Award upon a termination of employment of an Employee or a resignation or removal of a Director from the Board, in each case, by reason of death, disability, retirement or Change of Control.

(ii)    In addition, the Committee may grant Awards covering up to a maximum of 5% of shares of Common Stock authorized for issuance under the Plan pursuant to Section 6 (subject to adjustment under Section 13) that are not subject to a one (1) year minimum vesting period.

(iii)    Awards to Directors granted in connection with the Company’s annual meeting of stockholders may vest on the earlier of the one-year anniversary of the Grant Date or the next annual meeting of the Company’s stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of the Company’s stockholders.

III.

Effective only with respect to Awards to Directors granted on or after the Effective Date (as defined below), Section 8(a) of the Plan is amended, in its entirety, to be and to read as follows:

(a)    Awards to Directors. The Board has the sole authority to grant Director Awards from time to time in accordance with this Section 8. Director Awards may consist of the forms of Award described in Section 7, other than ISOs, and shall be granted subject to such terms and conditions as specified in Section 7.

IV.

Except as modified herein, the Plan shall remain in full force and effect.

V.

This Amendment shall not become effective unless the Company’s stockholders approve the increase in the maximum aggregate number of shares of Common Stock which may be issued pursuant to all Awards under the Plan, as set forth in Article I above, during the 2025 Annual Meeting of the Stockholders of the Company, scheduled to be held on May 20, 2025. If approved, then this Amendment shall become effective as of the date of such meeting (the “Effective Date”).

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